EX-99.j.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus in Post-Effective Amendment Number 90 to the Registration Statement (Form N-1A, No. 333-146680) of Aberdeen Funds, and to the incorporation by reference of our report, dated December 22, 2017 on Alpine Dynamic Dividend Fund, Alpine Rising Dividend Fund, Alpine Ultra Short Municipal Income Fund, Alpine High Yield Managed Duration Municipal Fund, Alpine International Real Estate Equity Fund, Alpine Realty Income & Growth Fund and Alpine Global Infrastructure Fund included in the Annual Shareholder Report for the fiscal year ended October 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2019